EXHIBIT 107.1

Calculation of Filing Fee Table

Form SF-1

(Form Type)

Atmos Energy Corporation	Atmos Energy Kansas Securitization I, LLC
(Exact Name of Registrant, Sponsor and Depositor as Specified in its Charter)	(Exact Name of Registrant and Issuing Entity as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	Series 2023-A Senior Secured Securitized Utility Tariff Bonds	Rule 457(o)	$95,000,000	100%	$95,000,000	0.0001102	$10,469.00

Fees Previously Paid	Debt	Series 2023-A Senior Secured Securitized Utility Tariff Bonds	Rule 457(o)	$92,684,000	100%	$92,684,000	0.0001102	$10,213.78

	Total Offering Amounts					$95,000,000		$10,469.00

	Total Fees Previously Paid							$10,213.78

	Total Fee Offsets							—

	Net Fee Due							$255.22